Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-122556, 333-64937, 333-42415 and 333-55482) of Waters Instruments, Inc. of our report dated August 23, 2005, which appears on page 15 of this annual report on Form 10-KSB for the year ended June 30, 2005.

/s/ Virchow, Krause & Company, LLP
Virchow, Krause & Company, LLP

Minneapolis, Minnesota
September 23, 2005